SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549
                             FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                    UNION PACIFIC CORPORATION
     (Exact name of registrant as specified in its charter)

                    Utah                     13-2626465
          (State of incorporation)      (I.R.S. employer
                                        identification number)

          Eighth and Eaton Avenues
          Bethlehem, Pennsylvania                   18018
     (Address of principal executive offices)     (zip code)

                   Union Pacific Corporation/
        Chicago and North Western Transportation Company
                     1995 Stock Option Plan

                       (Full title of plan)
                     RICHARD J. RESSLER, ESQ.
                     Assistant General Counsel
                     Union Pacific Corporation
                     Eighth and Eaton Avenues
                  Bethlehem, Pennsylvania  18018
                          (610) 861-3200
     (Name, address and telephone number of agent for service)

                  CALCULATION OF REGISTRATION FEE



Title of      Amount      Proposed     Proposed     Amount
securities     to be      maximum      maximum        of
to be        registered   offering     aggregate   registra-
registered                price        offering    tion fee
                          per share*    price*
- ---------    ----------   ---------   ----------   ---------

 Common      1,000,000     $54.31     $54,310,000    $18,728
 Stock,      shares
$2.50 par
value

*Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee.


                              PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     Union Pacific Corporation ("Union Pacific") incorporates herein by reference the following documents as filed with the Commission:

     (a) Annual Report on Form 10-K of Union Pacific for the fiscal year ended December 31, 1994;

     (b)  All other reports filed by Union Pacific pursuant to Section
     13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

     (c) Description of capital stock (including the Common Stock) contained in the Prospectus, dated January 29, 1988, forming a part of Union Pacific's Registration Statement on Form S-3 (File No. 33-19866).

     All documents subsequently filed by Union Pacific pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing such documents.

     The consolidated financial statements incorporated in this Registration Statement by reference from Union Pacific's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     An opinion stating that the shares of Common Stock registered hereunder, when sold, will be validly issued, fully paid and non-assessable in accordance with Utah law has been rendered to Union Pacific on April 12, 1995 by Richard J. Ressler, Assistant General Counsel of Union Pacific. Mr. Ressler owns approximately 5,810 shares of Common Stock, including retention and restricted shares granted under Union Pacific's 1993 Stock Option and Retention Stock Plan and 1990 Retention Stock Plan, and holds options to purchase 47,350 additional shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.

     Union Pacific is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. Union Pacific's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. Union Pacific maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as directors and officers.

     Union Pacific's Articles of Incorporation eliminate in certain circumstances the personal liability of directors of Union Pacific for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (1) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Union Pacific pursuant to statute, its By-laws, or otherwise, Union Pacific has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     5         -   Opinion of Richard J. Ressler, Esq.

     23(a)     -   Consent of Deloitte & Touche LLP.

     23(b)     -   Consent of Richard J. Ressler, Esq.(included
                   in Exhibit 5 above).

     24        -   Powers of Attorney.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by section
          10(a)(i)(3) of the Securities Act of 1933 ("Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that the undertakings set forth in paragraphs
(a)(1)(i) and (a)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Union Pacific certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on this 6th day of April, 1995.

                                UNION PACIFIC CORPORATION


                                By /s/ L. White Matthews, III

                                   L. White Matthews, III
                                   Executive Vice President -
                                   Finance

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 6th day of April, 1995, by the following persons in the capacities indicated.

          Signature                          Title


/s/ Drew Lewis                Chairman of the Board, President,
(Drew Lewis)                  Chief Executive Officer and
                              Director (Principal Executive
                              Officer)


/s/ L. White Matthews, III    Executive Vice President -
(L. White Matthews, III)      Finance and Director (Principal
                              Financial Officer)



/s/ Charles E. Billingsley    Vice President and Controller
(Charles E. Billingsley)      (Principal Accounting Officer)





Robert P. Bauman         Director  )
Richard B. Cheney        Director  )
E. Virgil Conway         Director  )
Richard K. Davidson      Director  )
Spencer F. Eccles        Director  )
Elbridge T. Gerry, Jr.   Director  )
William H. Gray, III     Director  )
Judith Richards Hope     Director  )
Lawrence M. Jones        Director  )
Richard J. Mahoney       Director  ) By: /s/ Thomas E. Whitaker
Claudine B. Malone       Director  )     (Thomas E. Whitaker
Jack L. Messman          Director  )     as Attorney-in-Fact)
John R. Meyer            Director  )
Thomas A. Reynolds, Jr.  Director  )
James D. Robinson, III   Director  )
Robert W. Roth           Director  )
Richard D. Simmons       Director  )




                         INDEX TO EXHIBITS



Exhibit
Number

5         -    Opinion of Richard J. Ressler, Esq.

23 (a)    -    Consent of Deloitte & Touche LLP.

23 (b)    -    Consent of Richard J. Ressler, Esq.
               (included in Exhibit 5 above).

24        -    Powers of Attorney.